Exhibit (a)(21)
AGREEMENT TO TENDER
     THIS AGREEMENT TO TENDER, dated as of November 16, 2005 (the “Agreement”), among Vector Group Ltd., a Delaware corporation (“Vector”), VGR Holding Inc., a Delaware corporation and a wholly owned subsidiary of Vector (“VGR”), and the stockholder of New Valley Corporation, a Delaware corporation (the “Company”), identified as such on the signature page hereto (“Stockholder”).
W I T N E S S E T H:
     WHEREAS, on October 20, 2005, VGR commenced an offer to exchange 0.461 of a share of common stock, par value $.10 per share, of Vector (“Vector Common Stock”) for each issued and outstanding common share, par value $.01, of the Company (the “Common Shares”) not owned by Vector or its subsidiaries, on the terms and conditions contained in Vector’s prospectus dated October 20, 2005, as amended (the “Prospectus”), and in the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”);
     WHEREAS, as of the date hereof, the Stockholder owns (beneficially and of record) the number of Common Shares as is set forth immediately beneath the Stockholder’s name on the signature page of this Agreement (the “Existing Shares”), which information the Stockholder acknowledges is true, correct and complete to the best of such Stockholder’s knowledge (all such Existing Shares, together with any Common Shares, beneficial ownership of which is directly or indirectly acquired by the Stockholder after the date hereof, are referred to herein as the “Owned Shares”) (for purposes of this Agreement, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”));
     WHEREAS, as a condition to Vector’s and VGR’s willingness to consider amending the Offer to increase the exchange ratio, Vector, VGR and the Stockholder have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Vector, VGR and the Stockholder hereby agree as follows:
ARTICLE I.
TENDER OF SHARES AND OTHER COVENANTS OF THE STOCKHOLDER
     Section 1.1. Amendment of the Offer. Vector and VGR shall amend the Offer to increase the exchange ratio to .54 by issuing a press release to that effect (and filing the press release with the Securities and Exchange Commission) within one business day after the date hereof and as soon as practical thereafter shall amend the Prospectus to give effect to the increased exchange ratio (the “Amendment”). The terms and conditions of the Amendment shall be identical to those in the Offer, except for such changes as would not materially adversely affect the Stockholder (“Non-Material Changes”). For the avoidance of doubt, Non-Material Changes shall not include a reduction in the exchange ratio, a reduction in the number of Common Shares sought in the Offer or a material change in the conditions of the Offer, including without limitation a waiver of a non-waivable condition as described in the first bullet point on page 37 of the Prospectus.
     Section 1.2. Tender of Shares. In consideration of the Amendment, if Vector and VGR have complied with Section 1.1 hereof and shall not subsequently have amended the Offer (other than Non-Material Changes or to increase the exchange ratio further or to waive any or all of the conditions to the Offer other than a non-waivable condition as described in the first bullet point on page 37 of the Prospectus (a “Permitted Subsequent Amendment”)), the Stockholder shall take all actions which the Stockholder has the power to take in order to cause the tender, on or before the second business day prior to the expiration of the Offer (as amended by the Amendment or any Permitted Subsequent Amendment), pursuant to the Offer (as amended by the Amendment or any Permitted Subsequent Amendment), of all of the Owned Shares, and shall not withdraw any such tendered shares unless this Agreement is terminated in accordance with its terms.
     Section 1.3. No Inconsistent Actions or Arrangements. Except as contemplated by this Agreement, provided that Vector and VGR have complied with Section 1.1 hereof and shall not subsequently have amended the Offer (other than by a Permitted Subsequent Amendment), the Stockholder shall not, during the period from the date hereof until the termination of this Agreement in accordance with its terms (the “Term”) (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any pledge, lien, security interest, mortgage, trust, charge, claim, equity, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind on any or all of the Owned Shares (other than margin loans entered into in the ordinary course of business, such loans referred to herein as “Permitted Encumbrances”), provided, however, that the Stockholder may transfer any or all of the Owned Shares or any interest therein pursuant to an agreement to which Vector and the transferee are parties; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, unless Vector is a party thereto; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Owned Shares, unless pursuant to an agreement to which Vector is a party; (iv) deposit any or all of the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Owned Shares, unless pursuant to an agreement to which Vector is a party; or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby, unless pursuant to an agreement to which Vector is a party. The Stockholder shall take all actions to remove any Permitted Encumbrances from all Owned Shares immediately prior to tendering such shares in accordance with Section 1.2. Vector shall act promptly and reasonably on any agreement presented by the Stockholder.
     Section 1.4. Stop Transfer. Provided that Vector and VGR have complied with Section 1.1 hereof and shall not subsequently have amended the Offer (other than by a Permitted Subsequent Amendment), the undersigned Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made to perform the Stockholder’s obligations under Section 1.2 hereof.
ARTICLE II.
MISCELLANEOUS
     Section 2.1. Termination. This Agreement shall terminate and be of no further force and effect upon the written mutual consent of the parties hereto. In addition, this Agreement shall automatically terminate and be of no further force and effect, without any action on the part of any of the parties hereto: (i) if Vector and VGR shall not have complied with Section 1.1 hereof; (ii) upon the expiration or termination of the Offer (as amended by the Amendment or any Permitted Subsequent Amendment) without any Common Shares being accepted for exchange; (iii) if the Offer (as amended by the Amendment or any Permitted Subsequent Amendment) has not been completed by December 14, 2005 (the “Offer Expiration Date”); or (iv) if the Offer (as amended by the Amendment or any Permitted Subsequent Amendment) shall be amended other than by a Permitted Subsequent Amendment. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.
     Section 2.2. Specific Performance. Each party acknowledges that if such party fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the others for which money damages would not be an adequate remedy. In such event, the Stockholder, Vector and VGR agree that the other parties hereto shall have the right, in addition to any other rights each such party may have, to specific performance of this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the breaching party hereby waives the claim or defense such party has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each party further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
     Section 2.3. Entire Agreement; No Third-Party Beneficiaries; Time of the Essence. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is intended to confer rights or remedies hereunder only to the parties hereto; provided, however, the rights and remedies under this Agreement shall inure to the benefit of and be enforceable by and against the Stockholder’s personal or legal representatives, executors, administrators, successors, and heirs. In interpreting this Agreement, time shall be of the essence.
     Section 2.4. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 2.5. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Vector, VGR and the Stockholder have caused this Agreement to be executed as of the date first written above.

VECTOR GROUP LTD.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Executive Vice President

VGR HOLDING INC.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Executive Vice President

STOCKHOLDER
Steel Partners II LP
Name of Stockholder

By:	/s/ Warren Lichtenstein
	Name:	Warren Lichtenstein
	Title:	Managing Partner

Existing Common Shares: 1,104,357

5